Exhibit 99.1

Nkarta Reports First Quarter 2023 Financial Results and Corporate Highlights

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Clinical updates on track for NKX101 in second quarter of 2023 at a company-hosted event and NKX019 in second half of 2023
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Cash and cash equivalents of $332.1 million on March 31, 2023
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Cash runway anticipated to fund operations into 2025

SOUTH SAN FRANCISCO, Calif., May 11, 2023 -- Nkarta, Inc. (Nasdaq: NKTX),

a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the first quarter ended March 31, 2023.

“Nkarta remains focused on the potential of donor-derived CAR NK cell products to broaden access to the transformative power of cell therapy for patients,” said Paul J. Hastings, CEO and President of Nkarta. “We look forward to announcing clinical updates for our two lead programs, NKX101 and NKX019, in 2023.”

Hastings continued, “Our update on NKX101 is expected to include responses from multiple new patients with r/r AML at the 1.5 billion cell dose level. This will include patients from an expansion cohort where cytarabine is substituted for cyclophosphamide and combined with fludarabine as a modified lymphodepletion regimen. Based on our early, encouraging safety data, we see the possibility to combine with other standard of care agents as a potential advantage that NK cell therapy may have over other available treatments. For NKX019, we continue to plan for a full update on non-Hodgkin lymphoma in the second half of the year.”

Clinical Program Updates

NKX101

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NKX101 is an allogeneic, off-the-shelf cell therapy candidate comprising NK cells derived from healthy donors and engineered to target NKG2D ligands on cancer cells.
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Nkarta plans to present additional clinical data in the second quarter of 2023 from its ongoing Phase 1 clinical trial of NKX101 in patients with relapsed or refractory acute myeloid leukemia (r/r AML).

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The update for NKX101 is expected to include longer-term follow up from patients who were in response as of the previous April 2022 data cut-off; clinical data from at least 10 new r/r AML patients treated at 1.5 billion cells/dose x 3 dose regimen; clinical data from patients who received one or more additional 3-dose cycles of NKX101; and clinical data from a new cohort of patients who received lymphodepletion with cytarabine and fludarabine.

NKX019

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NKX019 is an allogeneic, off-the-shelf cell therapy candidate comprising NK cells derived from healthy donors and engineered to target the B-cell antigen CD19.
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Nkarta plans to present additional clinical data in the second half of 2023 from its ongoing Phase 1 clinical trial of NKX019 in patients with relapsed or refractory non-Hodgkin lymphoma (r/r NHL).
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The update for NKX019 is expected to include longer-term follow up of patient outcomes reported in the December 2022 announcement of dose expansion data, including patients eligible for retreatment with NKX019. The update is also expected to include clinical data from the recently opened dose expansion study, which is enrolling patients into three cohorts: NKX019 in patients who have not previously received autologous CD19 CAR T therapy, NKX019 in patients who previously received autologous CD19 CAR T therapy, and NKX019 as combination therapy with rituximab to evaluate for enhanced anti-tumor activity via ADCC, a tumor killing mechanism driven by antibodies.
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Prior to the clinical update in the second half of 2023, Nkarta plans to present clinical data at two scientific meetings in June 2023: the annual meeting of the European Hematology Association (EHA) and the International Conference on Malignant Lymphoma (17-ICML). These presentations will be based on the prior November 2022 data cut-off.

AACR 2023

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In April 2023, Nkarta presented preclinical data in two posters at the 2023 American Association of Cancer Research (AACR) annual meeting that showed CD16-mediated ADCC activity by combining NKX101 with a monoclonal antibody and enhancements of cytotoxic activity through genome engineering of NK cells.

Other Corporate Highlights

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In March 2023, Nkarta announced that Nadir Mahmood, PhD, resigned his position as chief financial and business officer to become the chief executive officer of a private biotechnology company. Dr. Mahmood will remain with Nkarta until June 30, 2023, to ensure a smooth transition. Nkarta is currently conducting a search for its next chief financial officer.

First Quarter 2023 and Recent Financial Highlights

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Cash and Cash Equivalents: As of March 31, 2023, Nkarta had cash, cash equivalents, restricted cash, and investments of $332.1 million.
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R&D Expenses: Research and development (R&D) expenses were $26.1 million for the first quarter of 2023. Non-cash stock-based compensation expense included in R&D expense was $2.1 million for the first quarter of 2023.
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G&A Expenses: General and administrative (G&A) expenses were $8.2 million for the first quarter of 2023. Non-cash stock-based compensation expense included in G&A expense was $2.7 million for the first quarter of 2023.
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Net Loss: Net loss was $30.8 million, or $0.63 per basic and diluted share, for the first quarter of 2023. This net loss includes non-cash charges of $3.8 million that consisted primarily of share-based compensation of $4.7 million.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to advance its pipeline as planned, including its NKX101 and NKX019 clinical programs; the promise, anti-tumor activity, tolerability, and accessibility of allogeneic NK cell therapy and Nkarta’s product candidates, including NKX101 and NKX019; the timing of release of additional NKX019 and NKX101 clinical trial data and the nature of the data to be released; and Nkarta’s expected cash runway.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of its two lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the quarter and year ended December 31, 2022, filed with the SEC on March 16, 2023, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses
Research and development	$26,135	$19,568
General and administrative	8,178	6,530
Total operating expenses	34,313	26,098
Loss from operations	(34,313)	(26,098)
Other income (expense), net:
Interest income	3,465	112
Other income (expense), net	33	(1)
Total other income, net	3,498	111
Net loss	$(30,815)	$(25,987)

Net loss per share, basic and diluted	$(0.63)	$(0.79)
Weighted average shares used to compute net loss per share, basic and diluted	48,921,326	32,992,582

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Cash, cash equivalents, restricted cash and investments	$332,100	$354,886
Property and equipment, net	69,777	61,908
Operating lease right-of-use assets	45,575	45,749
Other assets	10,717	10,395
Total assets	$458,169	$472,938
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$20,229	$17,797
Operating lease liabilities	91,294	82,934
Total liabilities	111,523	100,731
Stockholders’ equity	346,646	372,207
Total liabilities and stockholders’ equity	$458,169	$472,938

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com